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                     August 7, 2023

       Tiffany R. Smith
       Chief Financial Officer
       Lulu's Fashion Lounge Holdings, Inc.
       195 Humboldt Avenue
       Chico CA 95928

                                                        Re: Lulu's Fashion
Lounge Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended January 1, 2023
                                                            Filed March 14,
2023
                                                            File No. 001-41059

       Dear Tiffany R. Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services